Exhibit 21

List of Subsidiaries

The Company has twenty-six wholly-owned subsidiaries located throughout the world, as follows:

1. Mannatech Australia Pty Limited
2. Mannatech Japan, G.K.
3. Mannatech Korea, Ltd.
4. Mannatech Limited (a New Zealand Company)
5. Mannatech Limited (a UK Company)
6. Mannatech Taiwan Corporation
7. Mannatech Payment Services Incorporated
8. Mannatech Products Company Inc.
9. Internet Health Group, Inc.
10. Mannatech (International) Limited
11. Mannatech, Incorporated Malaysia Sdn. Bhd.
12. Mannatech Singapore Pte. Ltd.
13. Mannatech Canada Corporation
14. Mannatech South Africa (Pty) Ltd
15. Mannatech Bermuda Holdings Limited
16. Mannatech Denmark ApS
17. Mannatech (Gibraltar) Holdings Limited
18. Mannatech Swiss Holdings GmbH
19. Mannatech Swiss International GmbH
20. Mannatech Malaysia Trading Co. Sdn. Bhd.
21. Mannatech Norge A/S
22. Mannatech Sverige AB
23. MTEX Mexico SRL CV
24. MTEX Mexico Services SRL CV
25. Mannatech Cyprus Limited
26. Mannatech Ukraine LLC